Contacts:	For Media:	For Financials:
	John S. Oxford	James C. Mabry IV
	Senior Vice President	Executive Vice President
	Chief Marketing Officer	Chief Financial Officer
	(662) 680-1219	(662) 680-1281
	joxford@renasant.com	jim.mabry@renasant.com

Renasant Announces Leadership Transition
TUPELO, MISSISSIPPI (April 23, 2024) - The Board of Directors of Renasant Corporation (the “Company”) implemented the next step of the Company’s management succession plan, designating Kevin D. Chapman to become Chief Executive Officer of the Company and Renasant Bank (the “Bank”) effective May 2025. Chapman will retain his current title and duties of President of both the Company and Bank. Over the next year, current Renasant CEO, C. Mitchell Waycaster will work with Chapman on the leadership transition; in May 2025, while stepping down from the CEO position, Waycaster will continue in his role as Executive Vice Chairman of the Company and the Bank.

Chapman has been President and Chief Operating Officer for the Company since May 2023. From October 2011 until he assumed the Chief Operating Officer role, he was the Chief Financial Officer of the Company and the Bank. Prior to that, Chapman served in various capacities since joining the Bank in 2005, including the Chief Strategy Officer and Corporate Accounting Officer. Chapman has also been a director of the Bank since 2018.

"On behalf of the Board of Directors, our employees and our shareholders, and following our Company’s succession plan, we are proud to name Kevin as the next CEO of Renasant,” said Renasant Executive Chairman, E. Robinson McGraw, and Waycaster in a joint statement. “Kevin is a dynamic leader with a keen understanding of both corporate banking strategy and the financial services marketplace. We believe Renasant will be in great hands with Kevin guiding the Company, and we look forward to a bright future under his leadership."

For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 120-year-old financial services institution. Renasant has assets of approximately $17.3 billion and operates 193 banking, lending, mortgage, wealth management and insurance offices throughout the Southeast as well as offering factoring and asset-based lending on a nationwide basis.

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